CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 24, 2008, accompanying the financial statements of Central Equity Trust, Diversified Income Series 18 (included in Van Kampen Unit Trusts, Series 490) as of February 29, 2008, and for each of the three years in the period then ended and the financial highlights for the period from March 14, 2005 (Initial Date of Deposit) through February 28, 2006 and for each of the two years in the period ended February 29, 2008, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-122445) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
June 24, 2008